  Exhibit 10.17
SUBLEASE

This SUBLEASE, dated effective as of January 1, 2019, is made by and between BlueWater Federal Solutions, Inc., a Delaware corporation ("Sublessor"), and AOC Key Solutions, Inc., a Delaware corporation ("Subtenant").

WHEREAS, pursuant to that certain Lease Agreement dated as of December 3, 2018 ("Prime Lease"), by and between Sublessor, as tenant, and EB Albemarle, LLC, as landlord ("Prime Landlord"), Sublessor leases approximately 18,574 rentable square feet of space ("Prime Lease Premises"), constituting Suite 200 on the 2nd floor of the building located at 14420 Albemarle Pointe Place, Chantilly, VA 20151 ("Building"); and

WHEREAS, Subtenant desires to lease a portion of the Prime Lease Premises from Sublessor (to be referred to under this Sublease as the "Sublet Premises") on the terms and conditions set forth in this Sublease; and

WHEREAS, prior to the date hereof, Subtenant, as tenant, leased the Prime Lease Premises from Prime Landlord, as successor in interest to Dalton Ventures, L.L.C., pursuant to a Deed of Lease dated June 24, 2009 (“Prior Lease”), and Subtenant subleased a portion of the Prime Lease Premises to Sublessor, as subtenant thereunder, pursuant to a Sublease dated December 4, 2009 (“Prior Sublease”); and

WHEREAS, effective as of the date hereof, Prime Landlord and Subtenant have terminated the Prior Lease pursuant to a Lease Termination Agreement, and Sublessor and Subtenant hereby terminate the Prior Sublease; and

WHEREAS, any capitalized terms that are not defined in this Sublease shall have the meanings set forth in the Prime Lease.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Premises. Sublessor hereby subleases to Subtenant on the terms and conditions set forth in this Sublease a portion of the Prime Lease Premises consisting of approximately 7,725 RSF square feet, as depicted on Exhibit A attached hereto. In the event the rentable area of the Building is increased or decreased, the Subtenant's proportionate share will be recalculated and adjusted.

2. Warranty by Sublessor. Sublessor warrants and represents to Subtenant that the Prime Lease has not been amended or modified except as expressly set forth herein, that Sublessor is not now, and as of the commencement of the Sublease Term hereof will not be, in default or breach of any of the provisions of the Prime Lease.

3. Term. The term of this Sublease (“Sublease Term”) shall commence on the date hereof ("Commencement Date") and end on June 30, 2024 ("Termination Date"), unless earlier terminated in accordance with the terms hereof In the event that the Sublessor exercises the Right of Renewal, Subtenant shall have the option to renew this Sublease for the Renewal Term. Subtenant shall provide to Sublessor, within thirty (30) days after Sublessor’s exercise of the Right of Renewal, a written notice of the exercise of the option to extend the Sublease for the Renewal Term, time being of the essence. If notification of the exercise of this option is not timely given and received, the option granted hereunder shall automatically expire. On the first day of the Renewal Term and on the first day of each subsequent year during the Renewal Term, the Basic Annual Rent shall be increased by two and 75/100 percent (2.75%) of the preceding year’s Basic Annual Rent. Possession of the Sublet Premises shall be delivered to Subtenant on the commencement of the Sublease Term.

4. Rent.

4.1 Minimum Rent. Subtenant shall pay to Sublessor as minimum rent (“Basic Annual Rent”), without deduction, setoff, notice or demand, at 14420 Albemarle Pointe Place, Suite 200, Chantilly, VA 20151 Attn: BlueWater Federal Solutions, Inc; Accounts Receivable, or at such other place as Sublessor shall designate from time to time by notice to Subtenant, the sum of $11,909 per month, in advance on the first day of each month of the Sublease Term starting on the Commencement Date and ending on the day prior to the first anniversary of the Commencement Date. Commencing on the first anniversary of the Commencement Date, and each anniversary thereafter, the Basic Annual Rent shall be increased by two and 75/100 percent (2.75%) of the preceding year’s Basic Annual Rent.  If rental is not received by the 5th day of any month, Sublessor shall have the right to assess a 10% late fee upon Subtenant. Any rent not received within 5 days of Sublessor’ s notice shall deem Subtenant in default. If the Sublease Term begins or ends on a day other than the first or last day of a month, the rent for the partial months shall be prorated on a per diem basis.

4.2 Additional Costs. The Subtenant agrees to pay for all additional expenses that are directly caused by the Subtenant's occupancy of the Sublet Premises. Such expenses include, but are not limited to, after hours HVAC and special cleaning services. Commencing January 1, 2020, the Subtenant shall be required to pay for its pro rata share of any increases in the Building's Operating Charges and Real Estate Taxes which exceed the actual 2019 Operating Charges and Real Estate Taxes. Controllable Operating Charges shall be capped to the same extent set forth in the Prime Lease. Sublessor agrees to provide Subtenant with all supporting documentation for Operating Charges and Real Estate Taxes, to the extent received by Sublandlord from Prime Landlord.

5. Security Deposit. Subtenant shall deposit with Sublessor on or before the Commencement Date the sum of $11,909 as security for Subtenant's faithful performance of Subtenant's obligations hereunder ("Security Deposit"). If Subtenant fails to pay rent or other charges when due under this Sublease, or fails to perform any of its other obligations hereunder, Sublessor may use or apply all or any portion of the Security Deposit for the payment of any rent or other amount then due hereunder and unpaid for the payment of any other sum for which Sublessor may become obligated by reason of Subtenant's default or breach. If Sublessor so uses any portion of the Security deposit, Subtenant shall, within ten (10) days after written demand by Sublessor, restore the Security Deposit to the full amount originally deposited, and Subtenant's failure to do so shall constitute a default under this Sublease. Sublessor shall not be required to keep the Security Deposit separate from its general accounts, and shall have no obligation or liability for payment of interest on the Security Deposit. Once the Subtenant has vacated the Sublet Premises and the condition of the Sublet Premises has been approved by the Prime Landlord, and provided Subtenant is not then in default of any of its obligations hereunder, the Security Deposit, or so much thereof as had not theretofore been applied by Sublessor, shall be returned to Subtenant or to the last assignee, if any, of Subtenant's interest hereunder.

6. Use of Premises. The Sublet Premises shall be used and occupied only for general office use, and for no other purpose.

7. Termination. Sublessor and Subtenant shall have the ongoing right to terminate the Sublease provided that Sublessor or Subtenant delivers written notice ("Termination Notice") of such termination upon ninety (90) days prior written notice to the effective date of the termination, free of charge with no additional termination penalties and/or damages.

8. Other Provisions of Sublease. All applicable terms and conditions of the Prime Lease are incorporated into and made a part of this Sublease, except for the following:
The obligation to pay rent to Prime Landlord under the Prime Lease shall be considered performed by Subtenant to the extent and in the amount rent is paid to Sublessor in accordance with this Sublease. Subtenant shall not commit or suffer any act or omission that will violate any of the provisions of the Prime Lease. If the Prime Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease.

8.1 Liability Insurance: Subtenant's Property. Subtenant shall maintain a policy or policies of commercial general liability insurance with the premiums thereon fully paid on or before the due dates, issued by and binding upon a responsible and financially sound insurance company reasonably acceptable to Prime Landlord. Such insurance shall name Sublessor as an additional insured and shall afford protection in the combined single limit of not less than the requirements set forth in the Prime Lease.

8.2. Waiver. Sublessor and Subtenant for themselves and for their respective insurers agree to and do hereby release each other of and from any and all claims, demands, actions and causes of action that each may have or claim to have against the other for loss or damage to the property of the other, both real and personal, caused by or resulting from fire and all other casualties insured against under fire and extended coverage insurance policies, notwithstanding that any such loss or damage may be due to or result from the negligence of either of the parties hereto or their respective officers, employees or agents, but only to the extent of any recovery collectible under such insurance. Subtenant and Sublessor, if applicable, will endeavor to secure an appropriate clause in, or endorsement on, any fire and extended coverage insurance policy covering Sublessor’ s and Subtenant's respective interests, pursuant to which the respective insurance policies waive subrogation; provided, however, that a failure on the part of Sublessor or Subtenant, if applicable, to secure such appropriate clause or endorsement as aforesaid shall not in any manner affect or restrict the provisions of the above and foregoing mutual release.

9. Indemnification of Sublessor.

9.1 Subtenant shall defend, indemnify and hold harmless Sublessor from and against any and all claims, including costs, reasonable attorney's fees, expenses and liabilities incurred in the defense of any such claim or any action or proceedings brought thereon, arising from (i) Subtenant's use of the Sublet Premises, or from the conduct of Subtenant's business in or about the Sublet Premises, (ii) any breach or default in the performance of any obligations on Subtenant's part to be performed under the terms of this Sublease; or (iii) the negligence of the Subtenant, or any of Subtenant's agents, contractors or employees. In no event, however, shall Sublessor be entitled to indemnification under this Section if such claim arises from any breach or default in the performance of any obligation on Sublessor’s part to be performed under the terms of this Sublease, or arising from any negligence of the Sublessor, or any of Sublessor’s agents, contractors or employees. This indemnification shall survive the termination of this Sublease.

9.2 Sublessor shall defend, indemnify and hold harmless Subtenant from and against any and all claims arising from any breach or default in the performance of any obligation on Sublessor’ s part to be performed under the terms of this Sublease, or arising from the negligence of the Sublessor, or any of Sublessor’s agents, contractors or employees, and from and against all costs, reasonable attorney's fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. In no event, however, shall Subtenant be entitled to indemnification under this Section if such claim arises from any breach or default in the performance of any obligation on Subtenant's part to be performed under the terms of this Sublease, or arising from any negligence of the Subtenant, or any of Subtenant's agents, contractors or employees. This indemnification shall survive the termination of this Sublease.

10. Hazardous Substances.

10.1 Prior to the date hereof, Subtenant and Sublessor have been in possession of the Prime Lease Premises or portions thereof, pursuant to the Prior Lease and Prior Sublease. Each of Subtenant and Sublessor affirms, represents and warrants, to the best of its knowledge, that it has not created any hazardous conditions upon the Prime Lease Premises and has received no notice of violation of such. Each of Subtenant and Sublessor shall indemnify, defend and hold harmless the other party from and against any and all claims, liabilities and damages suffered or incurred by the other party as a result of the breach of the foregoing representation and warranty by the indemnifying party.

10.2 Subtenant agrees that no part of the Sublet Premises will be used in any way for, and Subtenant shall not suffer, permit or allow the use of the Sublet Premises or any part thereof, either directly or indirectly, for treatment, preparation, generation, manufacture, use, refining, production, storage, maintenance, handling, transfer, transporting, processing, disposal, burial, dispersal, release or placement of any Hazardous Substance (as hereinafter defined), petroleum products, pollutants or contaminants, and the Subtenant shall not release, suffer or permit the release of any Hazardous Substance, petroleum products, pollutants or contaminants onto the Sublet Premises or Building into the subsurface thereof or onto any property whatsoever, including without limitation, surface water and ground waters unless in compliance with all applicable law(s), permit(s), order(s) or other valid governmental approval(s), whether now in effect or hereafter enacted. Furthermore, Subtenant shall not cause or permit to occur any violation of any federal, state or local law, ordinance, regulation or order now or hereafter enacted, related to environmental conditions on, under or about the Sublet Premises, or arising from Subtenant's use or occupancy of the Sublet Premises, including, but not limited to, soil and ground water conditions. Subtenant shall, at Subtenant's own expense, comply with all laws regulating the treatment, preparation, generation, manufacture, use, refining, production, storage, maintenance, handling, transfer, transporting, processing, disposal, burial, dispersal, release or placement of any Hazardous Substance, petroleum products, pollutants or contaminants. Furthermore, Subtenant shall, at Subtenant's own expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities under all present and future laws. The term “Hazardous Substance” means, without limitation, any pollutant, contaminant, toxic or hazardous waste, dangerous substance, potentially dangerous substance, noxious substance, toxic substance, flammable, explosive, combustible, radioactive material, urea formaldehyde foam insulation, asbestos, PCB's, chemicals known to cause cancer or reproductive toxicity, or any manufacture, preparation, production, generation, use, maintenance, treatment, storage, transfer, handling or ownership of which is restricted, prohibited, regulated, penalized by any and all federal, state, local, county or municipal statutes, laws or orders now or at any time hereafter in effect, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601 et seq.) the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) as these laws have been or may be amended or supplemented, and any substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority. Failure of Subtenant to abide by all of the foregoing obligations shall be a default under this Sublease which, if not cured within five (5) days of Sublessor’s notice, or sooner if an emergency, dangerous, or hazardous conditions exists in, at, on, upon or about the Sublet Premises, shall entitle Sublessor to pursue all remedies available in law, at equity and/or under the Sublease. All payments due from Subtenant hereunder shall be due and payable as additional rent within ten (10) days of presentation of a statement therefor by Sublessor.

11. Additions/Alterations. All alterations and/or additions shall be completed by Subtenant at its sole cost and expense with Sublessor’s and Lessor's prior written approval. All alterations and additions, at Sublessor’s option, shall be removed upon the expiration of the Sublease Term, except for those alterations which Sublessor and Lessor at the time of approval, have agreed to remain with the Sublet Premises at the expiration of this Sublease. Any addition and/or alteration which require approval from appropriate governmental agencies shall be obtained by Subtenant at its expense. Subtenant shall remove all of its signage at subtenant’s expense upon expiration of the Sublease Term.

12. Attorney's Fees. If Sublessor or Subtenant shall commence an action against the other arising out of or in connection with the Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorney's fees.

13. Agency Disclosure. Sublessor and Subtenant each warrant that they have dealt with no other real estate broker in connection with this transaction except Savills Studley.

14. Notices. All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by the Sublessor to Subtenant shall be sent by overnight courier or hand delivered or by certified or registered mail, return receipt requested, addressed to the Subtenant at the Sublet Premises, and to the address herein below, or to such other place as Subtenant may from time to time designate in a notice to the Sublessor. All notices and demands by the Subtenant to Sublessor shall be sent by overnight courier or hand delivered or by certified or registered mail, return receipt requested, addressed to the Sublessor at the Prime Lease Premises, and to the address herein below, or to such other place as Sublessor may from time to time designate in a notice to the Subtenant.

To Subtenant:	Gregory S. McCarthy, CEO
Address:	14420 Albemarle Point Pl, Suite 200, Chantilly, VA 20151

To Sublandlord:	Jada Brink, Director of Contracts
Address:	14420 Albemarle Point Pl, Suite 200, Chantilly, VA 20151

15. Compliance. The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, property or the subject matter of this Sublease, including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment in Real Property Act, the Comprehensive Environmental Response Compensation and Liability Act, and the Americans with Disabilities Act.

16. Quiet Enjoyment. Subtenant, upon paying the minimum rent and other charges herein provided for, and performing all the other terms of this Sublease, shall quietly have and enjoy the Sublet Premises during the term of this Sublease, subject to the terms hereof and the terms of the Prime Lease.

17. Furniture, Fixtures and Equipment. Subtenant shall provide its pro rata share of kitchen and common area supplies. Subtenant shall provide its own office supplies, postage, machine and FedEx account. Subtenant shall provide its own furniture, fixtures and equipment consistent with the general appearance of the Prime Lease Premises.

18. Security Cards. Subtenant shall retain up to eight (8) security cards that it currently has in its possession and shall return all other security cards to Sublessor on the date hereof.

19. Parking. Subtenant shall have free parking as provided in the Prime Lease which is 3.8 spaces per 1,000 rentable square feet of the Sublet Premises. Subtenant's parking rights are personal to Subtenant and non-transferable. Subtenant shall abide by all applicable rules and regulations of Prime Landlord related to the parking spaces provided under this Section, and shall hold Sublessor, Sublessor’ s agents, contractors and employees harmless from and against all losses and liabilities, if any, arising from the use of such spaces.

20. LEED Certification. Subtenant shall comply with any office wide regulations pertaining to LEED Certification, including but not limited to: recycling, light bulb wattage, etc.

21. Building Core Factor. The core factor for the 2nd floor is 1.136.

22. Roof Rights. Omitted.

23. Operating Hours. The Building operating hours are as set forth in the Prime Lease. Subtenant shall have access to the Building and Sublet Premises 24 hours per day, 365 days per year, subject to the terms of the Prime Lease. Should the Subtenant require heating, air conditioning or ventilation outside regular Building operating hours, it agrees to pay the actual costs thereof as determined by the Prime Landlord (Sublessor will apply no markup, burden or fee/profit). Subtenant shall pay Sublessor separately for the cost of utilities for any room(s) containing supplemental HVAC unit(s) or system(s) and for heavier than normal office use of electricity, including the cost of a sub-meter. The charge for afterhours HVAC service shall be paid directly to the Sublessor, who will then pass the fee through to the Prime Landlord without markup, burden or fee/profit.

24. Cleaning. Sublessor shall provide office-cleaning services and common area maintenance Monday through Friday, government and legal holidays excluded. Such services shall be consistent with comparable office buildings within the Chantilly, VA submarket.

25. Connectivity Rights. To the extent practicable or desirable, Subtenant shall have the right to use existing telecom conduits or construct new conduits, install cables, equipment and other related telecommunications facilities for Subtenant's network into the Building.

26. Telecom Services. Subtenant agrees to share in the cost of telecommunications services proportionate to total sublease area.

IN WITNESS WHEREOF the parties have executed this Sublease as of the date first above written.

SUBLESSOR:	SUBTENANT:

BLUEWATER FEDERAL SOLUTIONS, INC.	AOC KEY SOLUTIONS, INC.

By: /s/ Jada Brink	By: /s/ Gregory S. McCarthy
Name: Jada Brink	Name: Gregory S. McCarthy
Title: Director, Contracts	Title: CEO

EXHIBIT A
SUBLET PREMISES